EXHIBIT 99.1

CHAMPION COMMON STOCK TO MOVE TO OTC TRADING

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced its common stock is expected to begin trading on the OTCQB Marketplace under the symbol “CHMP” beginning Monday July 16, 2012. The OTCQB is a market tier for over-the-counter-traded companies that are registered and reporting with the Securities and Exchange Commission (“SEC”). The Company’s common stock will cease trading on the NASDAQ Capital Market at the opening of business July 16, 2012.

The transition to the OTCQB Marketplace does not change the Company’s obligation to file periodic and other reports with the SEC under applicable federal securities law. Operated by the OTC Markets Group, Inc., the OTCQB is a market tier for OTC traded companies. Investors will be able to view Real Time Level II stock quotes for Champion Industries, Inc. at otcmarkets.com.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 24,000 and 30,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492